Exhibit 99.1

FINAL TRANSCRIPT

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Conference Call Transcript

**MXE - Q2 2008 MXenergy Earnings Conference Call

Event Date/Time: Feb. 14. 2008 / 4:00PM ET

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Feb. 14. 2008 / 4:00PM ET, **MXE - Q2 2008 MXenergy Earnings Conference Call

CORPORATE PARTICIPANTS

 Robi Artman-Hodge

 MXenergy Holdings Inc. - EVP

 Jeff Mayer

 MXenergy Holdings Inc. - President, CEO

 Chaitu Parikh

 MXenergy Holdings Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Maryana Kushnir

 Nomura Asset Management - Analyst

 Ted Burdick

 Camulos Capital - Analyst

 Matt Waytrack

 Morgan Stanley - Analyst

 Robert Gould

Private Investor

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Second Quarter 2008 MXenergy Earnings Conference Call. My name is Angela, and I will be your coordinator for today.

(OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. And now, I’d like to turn the conference over to your initial presenter today, Robi Artman-Hodge, Executive Vice President of MXenergy. Please proceed.

Robi Artman-Hodge — MXenergy Holdings Inc. - EVP

 Thank you, Angela, and good afternoon, everyone. I am Robi Artman-Hodge, Executive Vice President of MXenergy Holdings, Inc. Today, we will be reviewing with you our financial results for the quarter ended December 31, 2007, which is the second quarter of our 2008 fiscal year and which we may refer to during this call as this period or the current quarter.

Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by those forward-looking statements.

Such factors include those risks described in our annual report on Form 10-K for the year ended June 30, 2007, as well as in our Form 10-Q for our second quarter of our fiscal year 2008. All information is current as of the date of this call and the Company undertakes no duty to update this information. We will take questions at the end of the call. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company. We will not be able to talk at this point about events occurring after December 31, 2007, which have not previously been disclosed. Now I will turn the call over to Jeffrey Mayer, MXenergy Holdings Inc. President and Chief Executive Officer.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Thank you, Robi, and good afternoon, everyone. I’m Jeff Mayer, President and CEO of MXenergy Holdings Inc. With me today in addition to Robi, our Executive Vice President, is Chaitu Parikh, our VP and Chief Financial Officer. Today, we are reviewing with you our results for the second quarter and the first six months of our fiscal year 2008.

Given that we are in our winter season, which has been somewhat milder than normal although you wouldn’t know it the past few days, I want to remind everyone that weather conditions continue to have a significant impact on customer demand and on the price of natural gas and electricity. These expose the Company to a high degree of seasonality in sales, cost of sales, billings to customers, inventory requirements and cash flows. They also expose the Company to earnings volatility from natural gas and electricity hedge exposures.

The majority of natural gas sales, which comprise approximately 88% of our total sales for the six months ended December 31, 2007, occur during the months of November through March of each calendar year. That being said, the second quarter of our fiscal year 2008 ended December 31, 2007, produced adjusted earnings before interest, tax, depreciation and amortization, what we refer to as adjusted EBITDA, of $14.4 million, an increase from the $9.7 million of adjusted EBITDA earned during the same period in 2006.

This increase of $4.8 million was due to an increase of $3.9 million in natural gas gross profit and an increase of $1.6 million of electricity gross profit excluding any unrealized gains and losses from risk management activities, which were partially offset by higher operating expenses. Higher operating expenses were principally due to the continuation of expanded operations, information technology and finance function improvements, all necessary to keep pace with business acquisitions in addition to our enhanced focus on Sarbanes-Oxley compliance initiatives, which has included our hiring consulting experts to assist us.

Total sales for the quarter ended December 31, 2007, were $191.6 million, a decrease of $15.4 million compared to the same period last fiscal year. Lower natural gas residential customer equivalents, what we call RCEs, and I’ll define that momentarily, along with warmer than normal temperatures for the period were the primary drivers of lower volumes consumed and thus lower sales. Despite lower natural gas sales, gross profits for natural gas were up about 16% for the second quarter of fiscal year 2008 as compared to the same period in the prior year as a result of competitive opportunities within our markets and a greater number of residential and commercial customers.

We recorded higher electricity sales during the first half of our fiscal year 2008 due to organic growth in New York and Massachusetts, our entry into the Connecticut markets during fiscal year 2008, and our entry into the Texas market in May 2007 following the acquisition of Vantage Power LLC. Electricity RCEs have grown over 300% since December 31, 2006. Electricity sales represented about 12% of our total sales for the first half of our fiscal year 2008.

Gross profits for electricity increased $1.6 million or about 151% for the second quarter of our 2008 fiscal year as compared to the same period in 2006. The main driver for this increase was higher electricity volume due to increased RCEs for the period. The increased RCEs were largely due to targeted direct sales and marketing activities, particularly in our Massachusetts and New York market areas coupled with our entry into two new territories in Connecticut and the Texas markets, as I mentioned earlier.

As compared with the same period in 2006, the average sales price of natural gas, including fee revenue, rose about 3% during the second quarter of our fiscal year 2008. The average sales price for electricity decreased about 30% in the same period, principally as a result of a higher concentration of customers in markets where prices were lower than generally experienced in markets that we had served earlier. The slight increase in natural gas prices was more than offset by lower volumes of natural gas sold during the second quarter of our 2008 fiscal year, primarily due to lower natural gas RCEs.

The combined total number of natural gas and electricity RCEs at December 31, 2007, was approximately 604,000, a decrease of about 6% from December 31, 2006. This decrease was due to anticipated attrition in our Ohio and Georgia markets following our acquisition of Shell Energy Services Company in August of 2006, secondly, the loss of mid-market commercial customers who generally have higher volumes although, as you may recall, they have generally lower margins and finally, the legacy Shell Energy Services or SESCo municipality aggregations of approximately 15,000 customers of which a significant number of customers did not renew during the period.

These municipality aggregations, similar to the mid-market commercial customers were generally at lower margins. Lower natural gas volumes were somewhat offset by higher electricity RCEs due to the organic growth in the electricity business described above. From 2005 through 2007, MXenergy experienced an average annual in-contract customer attrition rate of approximately 23%.

Attrition for the first six months of our fiscal year in 2008 was approximately 21%, down from over 29% for the comparable period last year, reflecting continued improvement from our experience for the same period in a prior year and also underscoring the impact of the SESCo acquisition which, of course, was done at the beginning of that prior period.

The loss of customer accounts continues to be primarily due to residential moves, customer payment issues and customer-initiated switches. Our continued initiatives to enhance marketing and customer service functions have contributed to the current stability in our customer base. Our traditional renewals continue to be high and principally in line with past experience.

Please note that our attrition data is calculated based upon actual customer data. An RCE represents a natural gas customer with a standard projected consumption of 100 MMbtus per year or an electricity customer with a standard projected consumption of ten megawatt hours per year. Of course, each customer does not actually consume those amounts.

For example, one of our mid-market or large commercial customers may consume the equivalent of several hundred RCEs. Therefore, when comparing the Company’s RCEs to attrition, one will not find them perfectly correlated. This can be seen by a relatively stable customer counts during the six months ended December 31, 2007, as compared with a declining number of RCEs.

Our current marketing strategies include two principal ones, marketing to new mass market, residential and small commercial customers using direct mail, Internet, telemarketing and door-to-door programs and marketing through inside and outside sales agents to mid-market commercial customers. We continue to experience good results with our enhanced door-to-door effort.

I am happy to say that we continue to enjoy an excellent compliance record in relationships with the utilities and the commissions in our various territories. As previously mentioned, we successfully entered into two new power markets in Connecticut during this period. We continue to evaluate other new territories for future business expansions.

I wanted to also make you aware that the process to exit the merchant function by at least two of the LDCs in the State of Ohio continues. We are active participants in this process and we look forward to the opportunity to take advantage of additional opportunities that will become available for marketers such as ourselves in these areas over the next several quarters and possibly in other states as well.

With the market remaining in contango, we have continued to sell shorter-term, fixed-rate supply arrangements along with variable-price contracts. However, despite the contango, we have recently found that three-year, fixed-price products are quite competitive in certain territories.

As you may recall on November 9, 2007, we signed an asset purchase agreement to acquire substantially all of the retail natural gas assets of the GasKey division of PS Energy Group, located in Georgia. This transaction received regulatory approval from the Georgia Public Service Commission in January and closed immediately thereafter. At the close, the GasKey acquisition represented a purchase of approximately 60,000 RCEs of business within our Georgia market.

As required by law, we gave customers the usual notification and an option to withdraw. As these customer notification periods have not yet expired, we cannot predict with certainty how many of the customer contracts will stay with us or how many may renew at the expiration of their contracts. I should note, however, that we are continuing to keep these customers under the GasKey brand, although GasKey is now a division of MXenergy.

The GasKey acquisition represents the tenth business acquisition we have completed since the inception of our company. We continue to search for suitable acquisition candidates as part of our broad business development initiatives for fiscal year 2008 and beyond. We continue to pursue organic growth within our existing markets and to move into new LDC markets that take advantage of our established, multi-channel marketing system, our IT and customers operations infrastructure, our customer care platform and our supply expertise. I will now turn the call over to Chaitu Parikh for a more detailed discussion of our financial results for the three and six months ended December 31, 2007. Chaitu?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Thank you, Jeff. MXenergy reported adjusted EBITDA of $14.4 million for the quarter ended December 31, 2007, as compared to the adjusted EBITDA of $9.7 million for the same period in 2006. Adjusted EBITDA excludes unrealized gains and losses from risk management activities and non-cash compensation expenses. The increase of $4.7 million was primarily due to an increase of $5.5 million in gross profit earned on natural gas and electricity customer contracts offset by a net increase in operating expenses of approximately $1 million.

For the six months ended December 31, 2007, adjusted EBITDA was $5 million as compared to $10.5 million for the same period on 2006. The decrease of $5.3 million from the prior year was due to certain timing differences related to inventory — related to natural gas inventory offset by an increase of $5.2 million in operating expenses.

Natural gas sales were 14% lower at $175.7 million for the second quarter of our 2008 fiscal year as compared with the same period in 2006. For the six-month period, gas sales were also 14% lower than the prior year at $236.1 million. Lower natural gas RCEs and warmer than normal temperatures in our principal gas markets, coupled with the refinement of our revenue estimation methodology for our Michigan customers, resulted in lower consumption of approximately three Bcf and five Bcf for the three and six-month periods ended December 31, 2007, as compared with the prior-year periods.

At the end of our 2007 fiscal year-end, we refined our revenue estimation methodology in the Michigan markets, which resulted in higher deferred revenue and inventory balances. In contrast, these amounts were recorded as sales and cost of sales in the prior year and thus positively impacted revenue in the 2006 period compared with the 2007 period.

Natural gas gross profit increased by $3.9 million for the current quarter to $29.1 million from $25.2 million in the same quarter in 2006. The increase in margin is attributable to an improvement in the per unit gross margin to $1.94 per MMBtu from $1.40 in the prior year. This was offset by lower gross profit of approximately $1.5 million due to various timing differences related to the impact of realized losses from risk management activities and changes in the weighted average cost of gas.

In addition, we estimate that the lower gas volumes sold during this quarter resulted in a $3.3 million reduction of gross profit over the prior-year quarter. Gas margins decreased for the six-month period ended December 31, 2007 by $2.9 million to $34.3 million from $37.2 million in the prior year. The decrease is due to approximately $5 million in timing differences related to the impact of realized losses from risk management activities and changes in the weighted average cost of gas.

We estimate that the lower gas volume negatively impacted gross profit by $5 million due to both lower gas RCEs and due to warmer than normal temperatures over the prior-year period. In addition, the refinement of our revenue estimation methodology in our Michigan markets resulted in a negative $2.1 million impact on gross profit as compared to the prior year.

Offsetting these decreases, we realized higher per unit gas margins and an increase in fee income and gross profit due to the inclusion of an additional month of service from the SESCo accounts that we acquired in August of 2006. Note that our gross margin includes fee income charged to customers in Georgia and Texas for monthly service, late payment, shut-offs and reconnect charges.

We also charge early termination fees from customers who cancel their contracts prior to the termination date. Fee income was approximately $0.3 million lower and $1.4 million lower — sorry, $1.4 million higher for the three and six-month periods ended December 31, 2007, as compared with the same periods in 2006. These changes relate to lower customer accounts and to the inclusion of SESCo operations for an additional month during the six months ended December 31, 2007, compared with the prior year.

The improved per unit margins over the prior year were primarily a result of improved competitive pricing opportunities in various markets and a better mix of customers that includes a greater number of lower-volume residential and small commercial accounts. Note that we expect the negative impact on gross profit for the three and six-month periods ended December 31, 2007, related to inventory timing differences, to reverse in the following quarter as the natural gas is withdrawn from inventory.

Our electricity revenues increased by $13.2 million to $15.9 million this period compared to the prior-year period. This increase from the prior year was due to higher volumes of electricity sold as our customer base expanded from 13,000 RCEs at December 31, 2006, to 61,000 RCEs this year. Revenue per unit declined to $119 per megawatt hour as we are now servicing customers in New England and Texas, where prices are lower than the predominantly New York-based markets we served last year.

The increase in power RCEs has diversified our revenue stream over the prior year as well. The — for the six months ended December 31, 2007, natural gas revenues represented approximately 88% of sales whereas in the prior year, natural gas represented approximately 97% of sales. Electricity gross profit increased to $1.6 million or 151% in our current quarter and increased $2.8 million or 126% in the six months ended December 31, 2007, as compared to the prior year.

As Jeff indicated, the increased operating costs result from the continuation of various initiatives commenced during the last year to enhance and further support improved operations and controls. Total operating expenses including depreciation and amortization increased approximately $2.9 million and $8.1 million for the three and six months ended December 31, 2007, as compared to the same periods in the prior year.

During the three and six months ended December 31, 2006, we incurred $0.5 million and $1.6 million for restructuring and other charges associated with the SESCo acquisition. Excluding the impact of these non-recurring charges, total operating expenses increased $3.4 million and $9.7 million for the three and six-month periods in 2007 as compared with 2006.

General and administrative costs increased approximately $1.4 million and $4.2 million for the three month and six months ended December 31, 2007, as compared to the prior-year period. This is due to the continued initiatives to enhance staffing levels in information technology, billing, corporate finance, accounting, customer service and supply areas.

In addition, we have incurred implementation costs associated with our effort to enhance our overall internal control environment, including information technology and financial reporting controls, with a goal of becoming SOX compliant by the end of our 2008 fiscal year. We also incurred an additional month of expenses during the six months ended December 31, 2007, as compared to the same period on 2006, related to the SESCo operations.

Higher advertising and marketing expenses for the six months ended December 31, 2007, resulted primarily from significant expenditures during the first quarter of our 2008 fiscal year, related to a multimedia campaign designed to build brand awareness and to support our sales activities in the Georgia market.

As Jeff previously explained, during the six months ended December 31, 2007, we have shifted our marketing focus and resources towards direct sales and marketing activities. Much of the cost associated with these direct sales channels are deferred as customer acquisition costs on our consolidated balance sheet and amortized over a three-year estimated life of a customer.

Reserves and discounts increased in the three and the six-month periods ended December 31, 2007, primarily as a result of the change in our customer mix from the prior year. This year, a larger proportion of our customers are in markets where we bear the credit risk as opposed to markets that guarantee receivables at a fixed discount rate.

Depreciation and amortization expense includes depreciation of fixed assets and amortization of certain customer acquisition costs. Expenses increased to $1.4 million and $2.6 million for the three and six months ended December 31, 2007. Note that the six months ended December 31, 2007, include an additional month of depreciation and amortization expenses associated with assets acquired from the SESCo acquisition in August 2006.

Net interest expense increased to $1.1 million and $1.7 million for the three and six-month periods ended December 2007. Higher interest expenses from the prior-year periods are attributable to an increase in the unrealized losses associated with the mark-to-market value of our interest rate swaps. Interest expense was higher by $2.5 million and $1.9 million for the three and six-month periods ended December 31, 2007, due to year-over-year changes in unrealized losses on the interest rate swaps.

In addition, we accrued only five months of interest expense for the six months ended December 31, 2006, associated with our floating rate senior notes as compared with six months of expense for the same period in 2007. Adjusting for these non-cash, mark-to-market charges, our net interest expense declined by $1.4 million and $0.2 million over the three and six-month periods ended December 31, 2007, compared to the prior year.  [Editor’s Note:  The transcript has been edited to clarify the reference to “these notes” was a reference to the company’s floating rate senior notes]

Loss before income tax for the first half of the 2008 fiscal year declined to $27 million from $63 million in the prior year. The reduction in loss before income tax is principally due to changes in unrealized gains and losses from risk-management activities between the periods.

For the six months ended December 31, 2007, unrealized gains from risk-management activities were $4 million as compared with a $42 million loss for the same period in 2006. These gains and losses resulted from changes in forward natural gas and electricity prices during the respective periods in relation to the contracted hedge prices. If forward prices remain constant, the impact of these non-cash charges will be fully offset in future periods as we purchase the physical commodity.

Our effective tax rate improved to an benefit of approximately 42% for the six months ended December 31, 2007, compared to 38% for the same period in 2006. The change in the effective tax rate is primarily due to changes in the mix and amounts of permanent tax differences between the reporting periods. Our principal sources of liquidity for funding our ongoing operations are cash from operations and our revolving credit facilities. Our liquidity requirements arise primarily from our obligations incurred in connection with customer acquisition costs and the funding of our seasonal working capital needs.

During the six months ended December 31, 2007, our cash and cash equivalents decreased $88.3 million to a balance of $48.6 million at the end of the period. Cash of approximately $66.7 million was used for operating activities during the six months ended December 31, 2007, which is consistent with our normal seasonal business cycle.

In addition, approximately $8.1 million of cash funds were used to fund our investment in the GasKey operations acquired in January 2008. $8.3 million was used for investment in customer acquisition costs and $4.8 million were used to acquire floating rate senior notes from existing bondholders. There was no issuance of new debt and no material changes in the balance or status of any of our long-term debt agreements during the six months ended December 31, 2007.

We did not draw on any borrowings under our revolving credit facility during the six-month period ended December 31, 2007. As of the end of the current quarter, the total availability under our revolving credit facility was $200 million of which $149 million was utilized in the form of outstanding letters of credit. For the year ended June 30, 2008, we estimate we will not have to draw cash borrowings under our revolving credit facility to meet our working capital requirements.

During the quarter, we amended our revolving credit facility to allow us to utilize up to $12 million of our existing cash to acquire senior notes for a price equal to or less than par value. The amendment also provided for a decrease in our consolidated minimum working capital covenant to$138.5 million and further dollar-for-dollar adjustments based on our repayment of our Denham credit facility and the acquisition of up to $12 million of our senior notes.

Subsequent to the end of the quarter, we acquired an additional $7 million aggregate principal amount of outstanding senior notes from existing bondholders at a price below par. We may continue to seek opportunities to acquire outstanding senior notes subject to the terms of our revolving credit facility. There was no change in the status of our hedge facility with Societe Generale during the six months ended December 31, 2007. At the end of this current quarter, our forward-hedged positions and the unrealized losses related to those positions totaled approximately 15.3 Bcf and $11.9 million respectively.

The expiration of our hedge facility occurs in August of 2008. We’re currently considering our options for renegotiating a renewal of the current hedge facility and/or entering into a new facility with a different counter-party. In December of 2007, the Denham credit facility agreement was amended to allow the facility to remain available for us through November of 2008. In January of 2008, we repaid the entire $11 million balance of the Denham facility plus accrued interest.

During the six months ended December 31, 2007, the Company did not enter into any new contractual arrangements or commitments, other than those mentioned previously, that would result in a material use of cash from operations for the remainder of the fiscal year ended June 30, 2008, or subsequent years. I’ll now turn the call back to Jeff for some closing remarks.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Thank you, Chaitu, and let me thank our listeners for joining us today. We, as always, appreciate your interest in our company. And we’ll now open the call up for questions.

QUESTION AND ANSWER

Operator

 Thank you, sir.

(OPERATOR INSTRUCTIONS)

And gentlemen, your first question will come from the line of Maryana Kushnir of Nomura Asset Management. Please proceed.

Maryana Kushnir — Nomura Asset Management – Analyst

 Hi. I have a few questions. First of all I would like to understand, as I’m looking at the EBITDA calculation and reading the footnotes, it seems like this quarter the number is pretty clean, meaning there are no significant adjustments. I know non-recurring things that we should be taking into account. Is that a correct assessment of the situation? Is it right?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Well — hey, Marianna, it’s Chaitu here.

Maryana Kushnir — Nomura Asset Management - Analyst

 Yes.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 The current quarter did have approximately $1.5 million of what we refer to as timing differences related to natural gas inventories.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 That’s really a timing difference on a year-over-year basis. So beyond that, you’re right. There was not a lot of other timing differences related to the quarter.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay. That’s $1.5 year-over-year, but less than that attributable in this quarter actually, right?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 That is the year-over-year number for the quarter.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay. The reason why I’m asking because basically last quarter, I think you identified just a number of items that, basically, it seemed like those items should reverse, perhaps in subsequent quarter, in December quarter. I believe there was a hedging loss on — in — inventory holding losses of $3 million and then this deferred margin of almost $2 million and then the — just a — other investment effects of unknown amounts. I was expecting some of those things to reverse.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 They — those things will not reverse until the next quarter, so some of the — those changes we just referred to that were incurred in the first quarter of the year will not reverse until the end of our third fiscal year quarter. So the quarter ended March is when we’ll see a lot of those positions reverse.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay. And then the volume-related — you said that $3 million of gross margin was lost due to volume in the quarter. Is that because of the — is that primarily due to weather or the loss of the significant customer?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 It’s primarily due to weather impacts during the last quarter.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay. How is the weather year — or so far in the quarter? In March quarter?

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Are you talking about the third —?

Maryana Kushnir — Nomura Asset Management - Analyst

 Yes, the third quarter.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 I don’t think we can really give you that, but I think you certainly can take a look at the weather data —

Maryana Kushnir — Nomura Asset Management - Analyst

 Yes.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 — and draw some conclusions from it.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay. I thought maybe you have a better track of the heating degree days in your specific territories, which it will be harder for me to estimate.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 We do keep very close track of that, but this would be some forward-looking information, which I don’t think would be appropriate.

Maryana Kushnir — Nomura Asset Management - Analyst

 Yes. It would seem like it would be just factual data, but I understand if you will not share it.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 It is factual. It is factual, but it has to be fact — it has to be adjusted, as you said, by our weighted average sales. So that’s why it wouldn’t be appropriate for us to talk about.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay. And then, just to understand, a per unit margin fluctuates a lot from quarter to quarter and if I look at last year, the per unit margin was particularly significant in Q3 and — should I expect similar seasonality — seasonal pattern? Or how should I be viewing that?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Our business is a seasonal business historically and we do experience the majority of our volume in the third quarter of our fiscal year. So we don’t expect to see any change from how the business has operated on a seasonal basis this year compared to prior years.

Maryana Kushnir — Nomura Asset Management - Analyst

 So the same for a per unit margin? To the extent we’ve seen some seasonal pattern last year, we should expect it to repeat?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 I can’t comment on what the margin will be. But in terms of the seasonality of the business, the seasonality of the business has not changed.

Maryana Kushnir — Nomura Asset Management - Analyst

 Okay. And lastly, regarding working capital, I guess maybe I’m just not overall familiar with the business, but I somehow expected perhaps less of working capital also. Do you feel that working capital is at normal levels currently?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 I do think they’re at normal levels. It’s fairly consistent with — again, with the seasonal nature of this business, we have a significant outflow of working capital in — leading up into the winter and we’re peaking right around the December period.

Maryana Kushnir — Nomura Asset Management - Analyst

 Got it. Okay, thank you very much.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Thank you, Maryana.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Thank you.

Operator

 (OPERATOR INSTRUCTIONS)

Your next question will come from the line of [Kevin England] with Camulos Capital. Please proceed.

Ted Burdick — Camulos Capital - Analyst

 Hi, it’s actually Ted Burdick as well. I just had a couple of questions about the quarter. At first, if you could expand a little upon the uptick in electricity customers and talk a little bit about their relative profitability, churn and the acquisition costs and the seasonality associated with them?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 With respect to the relative profitability of the power customers, it’s fairly consistent with the gas customers that we’re targeting. We’re targeting a similar segment of customer, residential, small commercial and the profitability, or the target profitability, is very similar to what we do on the gas side. With respect to attrition, we have not experienced a significant difference in attrition between our power business or our gas business, so we’ve seen it fairly consistent.

Ted Burdick — Camulos Capital - Analyst

 And what about the acquisition costs or seasonality?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Seasonality — from a seasonality perspective, it is a little less seasonal than the gas business and it’s actual counter-seasonal to gas. So from an efficiency of working capital, I think it’s a very natural fit for our business to expand into power. Obviously, it peaks in the summer months and depending on the location of the customer, you could have a second peak in the winter months as someone’s heating their home with power. And customer acquisition cost is consistent with what we do on the gas side of the business.

Ted Burdick — Camulos Capital - Analyst

 Okay. What about any changes in bad debts? You mentioned that a greater portion of your customer base is not billed directly by the utility but by yourselves. Any trends you’re seeing there?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 We have not experienced any trends that have been different from our historical experience.

Ted Burdick — Camulos Capital - Analyst

 Okay. And finally, I noticed that you guys signed a couple of management contracts yesterday. Any color of what prompted those being done most recently and any strategic updates you want to keep us involved in?

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 It was principally just catching up on the fact that we didn’t really have formal contracts with some of our senior management. And so, we are putting those in place as we continue to improve on our infrastructure in general.

Ted Burdick — Camulos Capital - Analyst

 And no strategic changes in the works right now?

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 No.

Ted Burdick — Camulos Capital - Analyst

 Besides the acquisitions that you’ve talked about?

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 None whatsoever. We continue to look for additional acquisitions, as we said, but nothing to report.

Ted Burdick — Camulos Capital - Analyst

 Okay, thanks a lot.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Thank you, Ted.

Operator

 (OPERATOR INSTRUCTIONS)

Your next question will come from the line of [Matt Waytrack] with Morgan Stanley. Please proceed.

Matt Waytrack — Morgan Stanley - Analyst

 Hi, Jeff. Hi, Chaitu.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Hi, Matt.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Hi, Matt.

Matt Waytrack — Morgan Stanley - Analyst

 How are you doing? Just a quick question, just regarding the Denham facility, the pay down there. Was that just a function of stronger operating cash flow and better discretionary cash use in terms of the relative cost versus the revolver? Was that just a discretionary decision?

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Yes, it was.

Matt Waytrack — Morgan Stanley - Analyst

 Okay. That’s the only thing I had.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Thank you.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Thanks, Matt.

Operator

 (OPERATOR INSTRUCTIONS)

And gentlemen, you have a question from the line of Robert Gould with MXenergy. Please proceed.

Operator

 Mr. Gould, your line is open.

Robert Gould Private Investor

 Hi, guys.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Hi, Rob.

Robi Artman-Hodge — MXenergy Holdings Inc. - EVP

 Hi there.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 Hi.

Robert Gould Private Investor

 Hey, I’m not with MXenergy so the other people know it. I just — that just got in there somehow. But anyway, what I was calling about was the question of what your organic growth rate was in the gas business only for the six months and then for the last two quarters separately? I wasn’t really sure. It sounds like your electrical business, this power business is growing well. But the gas sounds like it’s not doing quite as well.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 We have not split out the gas business from the power business. We did mention it, I think, in the disclosure in the call that the overall customer count has remained relatively stable over the period and the RCEs have obviously increased on the power side of the business.

Robert Gould Private Investor

 Right.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 And the gas side of the business has decreased. So I think you can infer that the power side of the business has grown. The gas side of the business has slightly decreased over the prior year.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 On an RCE basis.

Chaitu Parikh — MXenergy Holdings Inc. - CFO

 On an RCE basis, exactly.

Robert Gould Private Investor

 So you’re not getting much in organic growth then for the gas business, I gather, right now then. Part of your effort is to go direct and so forth?

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 We are actually seeing growth in the numbers of customers for this quarter. As we noted, RCEs don’t correlate with customers because some customers may have — may represent quite a number of RCEs. And if we lose those customers, despite the fact that their margins may be less, the RCE impact is greater.  [Editor’s Note:  The transcript has been edited to clarify the proper time period referred to in this answer]

Robert Gould Private Investor

 Okay. Okay.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Does that answer your question?

Robert Gould Private Investor

 I understand what you’re saying. I’m just not really sure why we don’t know what the growth of the gas business or the decrease in the gas business is if we know what it is for the electrical business, the power business. And I guess you guys just don’t know that right now.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Well, we haven’t —.

Robert Gould Private Investor

 On the organic side of it, sorry.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 On the organic side, we haven’t broken out by customer number. But as I said, there is an increase in —.   [Editor’s Note:  The transcript has been edited to clarify that the company has not broken out the gas and power businesses by customer number]

Robert Gould Private Investor

 Power.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 In customers for this quarter.   [Editor’s Note:  The transcript has been edited to clarify the proper time period referred to in this answer]

Robert Gould Private Investor

 Yes. Okay.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Customers that likely have higher margins.

Robert Gould Private Investor

 Yes. Okay.

Operator

 (OPERATOR INSTRUCTIONS)

And sir, at this time I have no further questions within the queue. I’d like to turn the conference back over to Robi for the closing comments.

Robi Artman-Hodge — MXenergy Holdings Inc. - EVP

 Okay. Thank you again, Angela, and thank you, everyone, for joining us. If there are no further questions, I want to remind you that there will be a replay of this conference call, which will be available for the next 30 days at the Investor Relations link at www.mxholdings.com.

Additionally, we will post a transcript of today’s teleconference on or about February 20th at the Investor Relations link also at www.mxholdings.com. We appreciate your continued interest in MXenergy, look forward to having you on future calls and Happy Valentine’s to all of you.

Jeff Mayer — MXenergy Holdings Inc. - President, CEO

 Yes. Thank you, all, for joining us.

Operator

 Ladies and gentlemen, we thank you for your participation in today’s conference. This does conclude the presentation and you may now disconnect. Have a wonderful day.

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